EXHIBITS
Managed High Yield Fund Inc.

For period ending July 31, 2000

	Exhibit No. 77 C

File number 811-7804


At a Special Meeting of Shareholders
initially convened on April 24, 2000 and
reconvened on May 22,
2000, the shareholders of Managed High
Yield Fund Inc. ("Managed High Yield
Fund") approved an
Agreement and Plan of Reorganization and
Termination providing for its
reorganization into Managed
High Yield Fund Plus Inc.   Managed High
Yield Fund shares were voted as follows
with respect to
the transaction:  3,083,273 were voted
"for"; 177,740 shares were voted
"against;" and 86,197 shares
were voted "abstain."  The transaction was
consummated on June 2, 2000.   Further
information
describing this transaction is hereby
incorporated by reference to the High
Yield Plus Fund Inc. Rule
497 filing filed with the SEC on April 4, 2000. (Accession Number 0000898432-00-
00285; SEC File
No. 333-30638.)




				Exhibit No.77 Q1-A


At a Board of Directors meeting held on
December 17, 1999, the directors approved an amendment to the by-laws to increase the number of shares stockholders need to call a special meeting to a majority of the shares entitled to be cast and also to clarify who has power to conduct and control stockholder meetings. See amendments to the by-laws below:

BY-LAWS AMENDMENTS

The Fund's By-Laws were amended by adding the second paragraph of Article II,
Section 2:


"Special meetings of the stockholders may be called by the Secretary upon the written request of the holders of shares entitled to vote a majority of all the votes entitled to be cast at such meeting, provided that (1) such request shall state the purposes of such meeting and the matters proposed to be acted on, and
(2) the stockholders requesting such
meeting shall have paid to the Corporation the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such stockholders.";



The Fund's By-Laws were amended to create
Article II, Section 11, which read as
follows:


"Section 11.	Organization.  At every
meeting of stockholders, the
Chairman of the Board, if there be one,
shall conduct the meeting or, in the case of vacancy in office or absence of the Chairman of the Board, one of the following present shall conduct the meeting in the order stated: the Vice Chairman, if there be one, the President, Vice Presidents, in their order of rank and seniority, or, in the absence of such Director or officers, a Chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or in his or her absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, a person appointed by the Chairman shall act as Secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the Chairman of the meeting.
The
Chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such Chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such persons as the Chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on any such matter, their duly authorized proxies or other such persons as the Chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) maintaining order and security at the meeting; and (f) recessing or adjourning the meeting to a later date, time and place announced by the Chairman of the meeting. Unless otherwise determined by the Chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.";


The Funds' By-Laws were amended to add the following phrase of the beginning of the second sentence of Article II, Section 4:

"Subject to the rules established by the Chairman of the stockholders' meeting,".



		Exhibit No.77 Q1-G



Information relevant to the reorganization of Managed High Yield Fund Inc. into
Managed High Yield
Plus Fund Inc. is hereby incorporated by reference to the Managed High Yield Plus
Fund Inc.  Rule
497 filing filed with the SEC on April 4, 2000 (Accession Number 0000898432-00-
00285; SEC File
No. 333-30638).
The Agreement and Plan of Reorganization and Termination is attached as Appendix A to the
Combined Proxy Statement and Prospectus
which are part of that filing.